1400 Union Meeting Road
                                                        Blue Bell, PA 19422
                                                        Phone:   215-619-2700

Shareholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D:  610-642-8253



                      C&D TECHNOLOGIES REPORTS EARNINGS FOR
                           SECOND QUARTER FISCAL 2005


BLUE BELL, Pa., August 26, 2004 -- C&D Technologies, Inc. (NYSE: CHP), a leading North American producer and marketer of electrical power storage and conversion products used in telecommunications and industrial applications, today announced financial results for its second quarter ended July 31, 2004. Net income for the quarter was $3.2 million, or 13 cents per diluted share, compared to $3.6 million or 14 cents per diluted share in the prior year's second quarter. Net sales for the quarter were $94.4 million, a 16.0% increase from the prior year's second quarter sales of $81.4 million.

For the six months ended July 31, 2004, net income was $5.2 million, or 20 cents per diluted share, compared to $6.4 million, or 25 cents per diluted share, in the prior year's comparable period. Net sales for the period were $180.2 million, a 13.5% increase from the prior year's comparable period sales of $158.7 million.

The acquisitions of Datel, Inc. and Celab, Ltd., completed during the second quarter, added $7.4 million of sales to the second quarter and year-to-date results.

Wade H. Roberts, Jr., president and chief executive officer of the company, said, "C&D Technologies continued to gain sales momentum during the second quarter, with all three of its operating divisions growing organically. In addition, we are pleased with the initial financial performance of Datel and Celab, with each acquisition contributing to earnings during the quarter. However, the price of lead continued to negatively affect financial performance in the Motive Power and Standby Power divisions, and we estimate that lead pricing reduced earnings per share by approximately 16 cents during the quarter compared to last year's second quarter."

C&D Technologies' second quarter operating results by reporting segment were as follows:

Standby Power - Sales increased 3.6% in the quarter, to $61.5 million from $59.4 million in the prior year's second quarter. The increase was driven by increased sales to the UPS market. Operating income was $5.8 million, compared to $8.3 million in the year-ago quarter. The Standby Power Division continued to experience high raw material costs (principally lead), as well as plant transition expenses during the second quarter, the latter, associated with the start-up of production at the Reynosa, Mexico plant acquired last year. These combined costs negatively impacted the current quarter's operating income by a total of approximately $5.9 million.

Power Electronics - Sales increased 89.7% during the quarter to $19.0 million, from $10.0 million in the prior year's second quarter. The revenue increase reflected $7.4 million from acquisitions closed during the quarter, as well as improved demand for DC to DC products. Operating income in the second quarter was $2.9 million, compared to an operating loss of $391,000 in the second quarter of fiscal 2004. Excluding the acquisition-related revenues mentioned above, Power Electronics Division revenues for the quarter were $11.7 million, an increase of 16.2% from the second quarter of fiscal 2004.

Motive Power - Sales increased 16.1% in the second quarter to $13.9 million, from $12.0 million in the prior year's second quarter, as both battery and charger sales improved. The division's operating loss was $2.0 million, compared to an operating loss of $1.6 million in the prior year's quarter. Motive Power's operating loss was also negatively affected by increased raw material costs and the plant transition expenses, previously referred to, which increased the division's current quarter operating loss by approximately $1.8 million.

In commenting on the outlook for the third quarter, Mr. Roberts stated, "Thus far in fiscal 2005, sales growth has been solid. We continue to be hit hard by raw material pricing as well as the anticipated plant startup costs. However, overall, financial results improved from the previous quarter, and we expect this trend to continue into the next quarter, as the transition costs to our Reynosa, Mexico facility wind down. Accordingly, we are projecting diluted earnings per share in the range of 13 to17 cents for the third quarter based on the assumption that lead pricing does not worsen."

C&D Technologies will hold a conference call on Friday, August 27, 2004 at 9:00 AM Eastern Daylight Time to discuss these results in detail. To participate, please call 706-679-4521 approximately five minutes before the conference call start time. A replay of the conference call will be available at approximately 12:00 PM and will remain available until midnight on September 10, 2004. Please call 800-642-1687 (706-645-9291 for international callers) and enter pin number 9566142 to access the replay.

A simultaneous webcast of the conference call may be accessed at the investor relations section of our website at www.cdtechno.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company's website until August 27, 2005.

This press release may contain forward-looking statements (within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward-looking statements, or in the company's Securities and Exchange Commission filings (including, without limitation, the company's annual report on Form 10-K for the fiscal year ended January 31, 2004), could cause the company's actual results to differ materially from those expressed in any forward-looking statements made herein.


                                    # # # # #

                                      C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                                          SELECTED FINANCIAL INFORMATION
                                     (In thousands, except for per share data)
                                                   (Unaudited)

                                               Three months ended                Six months ended
                                                    July 31,                         July 31,
       Summary of earnings                       2004        2003                2004          2003
       -------------------                       ----        ----                ----          ----

       Net sales                               $94,421      $81,364            $180,226      $158,732

       Gross profit                             19,527       19,078              36,068        36,070

       Selling, general and
         administrative expenses                 9,667       10,524              19,701        19,694

       Research and development
         expenses                                3,187        2,335               5,856         4,746

       Operating income                          6,673        6,219              10,511        11,630

       Income before income taxes
         and minority interest                   5,367        5,605               8,358        10,300

       Net income before minority
          interest                               3,235        3,531               5,119         6,489

       Net income                                3,212        3,580               5,216         6,402

       Basic earnings per share                   0.13         0.14                0.21          0.25

       Diluted earnings per share                 0.13         0.14                0.20          0.25

       Weighted average shares
         outstanding:
                      Basic                     25,306       25,555              25,352        25,601
                      Diluted                   25,424       25,656              25,504        25,707

       Other financial data

       Operating cash flow                     $10,018       $7,929 *           $12,646       $17,254 *
       Depreciation and amortization             5,692        5,628              11,209        11,440



        * Reclassified for comparative purposes

                                   C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                                    SELECTED FINANCIAL INFORMATION (CONT.)
                                           (Dollars in thousands)
                                                (Unaudited)


                      Selected Balance             July 31,               January 31,
                      ----------------
                      Sheet data                     2004                    2004
                      ----------                     ----                    ----

                      Total cash                   $  12,141                $ 12,306

                      Total assets                   482,515                 385,950

                      Total debt                      96,034                  19,620

                      Total equity                   272,622                 269,533